Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 98 to the Registration Statement on Form N-1A of Fidelity Devonshire Trust: Fidelity Equity-Income Fund, Fidelity Real Estate Investment Portfolio, and Fidelity Utilities Fund of our reports dated March 10, 2000 for Fidelity Equity-Income Fund, Fidelity Real Estate Investment Portfolio, and Fidelity Utilities Fund on the financial statements and financial highlights included in the January 31, 2000 Annual Reports to Shareholders of Fidelity Equity-Income Fund, Fidelity Real Estate Investment Portfolio, and Fidelity Utilities Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

 /s/PricewaterhouseCoopers LLP
    PricewaterhouseCoopers LLP
    Boston, Massachusetts
    March 22, 2000